Exhibit 9.2

FINANCIAL SERVICES AGREEMENT BETWEEN

MORGAN BEAUMONT, INC. AND

COMPETISYS CORPORATION

This Financial Services Agreement (the “Agreement”) is entered into effective June 8, 2006 (the “Effective Date”) between MORGAN BEAUMONT INC., a Nevada corporation having its offices at 6015 31st Street East, Bradenton, Florida 34203 (“MBI” or the “Company”), and COMPETISYS CORPORATION, a California corporation, having its offices at 4790 Irvine Boulevard, Suite 105 – 417, Irvine, California 92620, (“Competisys”), (each a “Party” and collectively, the “Parties”).

RECITALS

Whereas, Company offers certain Stored Value Card Transaction Processing on its SIRE Network for pre-paid Card Programs, and related non-bank financial services; and,

Whereas, Company offers certain consumer reloadable Stored Value card and non-reloadable Gift Card products, with Visa, MasterCard, or Discover Card logos for sale to consumers; Company is a MasterCard Third Party Processor Member Service Provider (TPP MSP), Visa Independent Sales Organization (ISO),and Discover Issuer; and,

Whereas, Competisys is developing and implementing certain network-based business development initiatives under the June 30, 2005 License Agreement between the Mexican American Grocers Association (“MAGA”) and Competisys, and related agreements (the “Program”), which Program includes, but is not limited to, the installation and operation of Internet-enabled financial services kiosks and other networked devices at MAGA-affiliated retail locations; and,

Whereas, Competisys and MAGA intend to have no fewer 6,000 Kiosk installed and operating in such Stores within a five (5) year period, and are going to put forth their commercially reasonable efforts to have as many Kiosks installed and operating as is possible under the circumstances, which may result in several times that number of Kiosks being installed and becoming operational during the Program; and,

Whereas, Competisys desires that Company provide Competisys with certain data processing and related services, based in part upon the Company’s SIRE Value Load Network, and Company desires to perform those services to Competisys in connection with the Program; and,

Whereas, Company wishes to participate in the Program, on an exclusive basis, as the sole provider of Services and related customer services and amenities on the Kiosk, and as the sole provider of Services participating in the Kiosk advertising programs, and related exposure on the El Mago website; and,

Whereas, Company recognizes that the provision of the Services under the Banco el Mago brand name is an important part of the Program, and that Competisys is relying upon the ability of MBI to provide Services of exceptional quality and competitive prices in order to attract customers to the Kiosks and to the Stores and thereby ensure the success of the Program; and,

Whereas, by entering into an exclusive relationship with the Company for NBFS on the Kiosk, and thereby restricting access to the Kiosk and other elements of the Program from other providers of NBFS, Competisys is relying upon the expertise and good faith of Company; and,

Whereas, the Company has established a relationship with Discover Financial Services (“Discover”) under which Discover will provide certain of the Services and otherwise facilitate the provision of Services by the Company, and Discover wishes to build its brand identity within the Hispanic community through exposure within the Program and by participating in the advertising and promotional programs that Competisys is initiating as part of the Program; and,

Now, therefore, Company and Competisys hereby agree as follows:

1.	DEFINITIONS

1.1          Defined Terms. The following capitalized terms shall have the meanings given to them below when used in this Agreement:

“Ad Slot” shall mean one of the ten (10) each, fifteen (15) second advertising positions on the continuously running Kiosk advertising screen, organized as set forth in Section 2.2 below.

“Agreement” shall mean this Service Agreement as amended from time to time including any Schedules attached hereto and Program Schedules which are entered into between the Parties from time to time during the term hereof.

“Arbitration Demand” is defined in Section 12.3(b) of this Agreement.

“Arbitration Panel” is defined in Section 12.3(b) of this Agreement.

“Associations” means, collectively, Discover, Visa, MasterCard, and the ATM/POS Networks.

“ATM/POS Networks” means such ATM or POS networks with which Morgan Beaumont or Competisys may work from time to time under this Agreement.

“Banco el Mago™” shall mean the tradename, being trademarked by Competisys, under which Morgan Beaumont shall market and promote the NBFS.

“Basic Qualifications” is defined in Section 12.3(b) of this Agreement.

“Breach Notice” is defined in Section 13.2 of this Agreement.

“Breaching Party” is defined in Section 13.2 of this Agreement.

“Cardholder” means an individual or Entity which has established a Cardholder Account through Competisys.

“Cardholder Account” means an arrangement between an individual or an Entity and Competisys, which provides that the individual or Entity may use one or more Transaction Cards issued through Competisys.

“CDC” shall mean the Morgan Beaumont’s Data Center which will transmit information to Processor for Value Load Transactions.

“Charges” are defined in Section 5.1 of this Agreement.

“CISP” is defined in Section 7.9(a) of this Agreement.

“Competisys Content” shall mean (a) all text, pictures, sound, graphics, video and other data supplied by Competisys to Morgan Beaumont pursuant to this Agreement, whether such materials are owned by Competisys or licensed for use by Competisys, as such materials may be modified from time to time for use on the Web Site; and (b) all user-generated materials appearing on the Web Site.

“Competisys Data” shall mean any data or information of Competisys or any Cardholder that is provided to or obtained by Morgan Beaumont in the performance of its obligations under this Agreement,

including data and information with respect to the businesses, customers, operations, facilities, products, consumer markets, assets, and finances of Competisys. Competisys Data also shall mean any data or information created, generated, collected or processed by Morgan Beaumont in the performance of its obligations under this Agreement, including data processing input and output, Cardholder information, and third party service and product agreements.

“Competisys Marks” shall mean the trademarks, service marks, trade names, logos and other commercial and product designations of Competisys identified by Competisys for use on the Web Site.

“Competisys Obligations” means those obligations of Competisys as specified in Section 4 of this Agreement.

“Competisys Owned Materials” is defined in Section 8.3(a) of this Agreement.

“Competisys Retail Network”: Retailers of Products bound by a distribution agreement with Competisys through the MAGA organization, and selling to the end user of the Product.

“Confidential Information” is defined in Section 7.1 of this Agreement.

“Damages” is defined in Section 14.1(a) of this Agreement.

“Discover” means NOVUS Services, Inc.

“Dispute” is defined in Section 12.1 of this Agreement.

“Disputing Party” is defined in Section 12.3(a) of this Agreement.

“Domain Name” shall mean the alphanumeric name that is selected by Competisys for a particular computer system that is used by the Internet to identify that system, as designated in the Program Schedules.

“Entity” means a corporation, partnership, sole proprietorship, joint venture, or other form of organization.

“FSK” or “Financial Services Kiosk,” shall mean a Kiosk.

“Funding Payment” shall mean the payment instruction and amount for the initial load or Reload of a Transaction Card, excluding any fees associated therewith.

“Governmental Requirements” means collectively all statutes, codes, ordinances, laws, regulations, rules, orders and decrees of all governmental authorities (including without limitation federal, state and local governments, governmental agencies and quasi-governmental agencies) having jurisdiction over a Party.

“Intellectual Property Rights” shall mean any and all (by whatever name or term known or designated) tangible and intangible and now known or hereafter existing (a) rights associated with works of authorship throughout the universe, including but not limited to copyrights, moral rights, and mask-works, (b) trademark and trade name rights and similar rights, (c) trade secret rights, (d) patents, designs, algorithms and other industrial property rights, (e) all other intellectual and industrial property rights (of every kind and nature throughout the universe and however designated) (including logos, “rental” rights and rights to remuneration), whether arising by operation of law, contract, license, or otherwise, and (f) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues hereof now or hereafter in force (including any rights in any of the foregoing).

“Kiosk”: A stand alone self service Internet-enabled kiosk located by Competisys at a Store to provide Services to Targeted Customers that will enable the Targeted Customers to perform all functions necessary to purchase, reload, and obtain services for the Targeted Customer’s Stored Value card product.

“Kiosk Provider” shall mean the firm designated by Competisys who will manufacture and configure the Kiosk for use in the Program, and which will be configured to provide NBFS by Morgan Beaumont through software and other integration efforts undertaken by Morgan Beaumont and the Kiosk Provider under the direction of Competisys.

“License” shall mean the License Agreement between Competisys Corporation and the Mexican American Grocers Association dated June 24, 2005.

“Load” means the initial addition of value to a Transaction Card accomplished by Morgan Beaumont to the associated Transaction Card Account, with a corresponding increase in the Transaction Card balance.

“Load Fee” means the fee charged by Morgan Beaumont at the SIRE Network location for performing the Load or Reload service.

“MAGA” shall mean the Mexican American Grocers Association.

“MAGA Program” or “Program” shall mean the network-based plans, programs, and strategies being developed and implemented by Competisys pursuant to the License.

“Manufacturer’s Suggested Retail Price” (“MSRP”): The price of the Product Units in United States Dollars, as set forth herein. Morgan Beaumont may change the MSRP of any Product Unit from time to time. Any change to the MSRP of any Product Unit will take effect upon 30 days prior written notice to Competisys.

“MasterCard” means MasterCard International Incorporated or its successors or assigns.

“Materials” shall mean, collectively, works of authorship, specifications, design documents and analyses, programs, program listings, programming tools, documentation, reports, drawings and similar work product.

“Morgan Beaumont Content” shall mean all text, pictures, sound, graphics, video and other data, exclusive of the Competisys Content, provided by Morgan Beaumont for use on the Web Site, whether such materials are owned by Morgan Beaumont or licensed for use by Morgan Beaumont, as such materials may be modified from time to time.

“Morgan Beaumont Owned Materials” is defined in Section 8.3(b) of this Agreement.

“Morgan Beaumont Records” is defined in Section 2.8 (a) of this Agreement.

“Morgan Beaumont System” means the computer equipment, computer software and related equipment and documentation used at any time and from time to time by Morgan Beaumont to provide the services contemplated by this Agreement.

“Non-Bank Financial Services” or “NBFS” shall refer to the following services: check cashing; pre-paid cash cards, debit cards, or stored value cards; payroll cards; funds repatriation services (card based or not); savings accounts; lines of credit; and, mortgages; all as provided by or through an entity that is not a traditional commercial bank or credit union. The initial set of NBFS to be provided by Morgan Beaumont shall be set forth in Exhibit 1 hereto, which exhibit shall be updated by mutual agreement of the Parties from time to time as needed to reflect changes and additions to the NBFS being provided.

“Non-Breaching Party” is defined in Section 13.2 of this Agreement.

“NBFS Providers” shall mean those organizations who provide NBFS, and shall not include traditional banking organizations such as commercial banks or credit unions conducting their business in a retail bank branch setting.

“NBFS Space” shall refer to that sector of the domestic economy consisting of the organizations that provide NBFS and those who are customers of the NBFS Providers.

“Other Digital Platforms” shall mean networked devices or facilities to be installed in the Stores in addition to, or as an extension of, the Kiosk, pursuant to the License.

“Operating Rules” means, collectively, the regulations and procedures issued by Discover, MasterCard, Visa, the ATM/POS Networks, as amended from time to time.

“Original Term” is defined in the Program Schedule for each Transaction Card Program.

“Pricing” shall mean the prices for NBFS that are set forth in Exhibit 2 hereto, which exhibit shall be updated by mutual agreement of the Parties from time to time as needed to reflect changes and additions to the NBFS being provided.

“Product”: Morgan Beaumont Non-Hologram non-reloadable Stored Value Card or Hologram Stored Value Card with a Visa, MasterCard, or Discover Card logo on the card.

“Program Schedules” shall mean the agreements, the form of which is attached hereto, which govern the programs offered by the Parties to Targeted Customers, which are entered into between the Parties from time to time during the term hereof.

“Reload” means any addition of value to a Transaction Card, after the initial load, accomplished by Morgan Beaumont and credited to the associated Transaction Card account, with a corresponding increase in the Transaction Card balance.

“Renewal Term” is defined in each Program Schedule.

“Settlement Account” shall mean that Competisys account established by Competisys for settlement of Transaction Card transactions with the Associations.

“Service Change” is defined in Section 2.2 of this Agreement.

“Start-Up” means the preparation of Morgan Beaumont SIRE Network for the set-up of Competisys Data relating to new Value Load Transaction offered by Competisys.

“Store” shall mean a retail business establishments owned and operated by MAGA members.

“Store Owner” shall mean the MAGA member who owns and operates a Store.

“Targeted Customers” means those customers that represent the targeted market segment of the NBFS, which will consist of customers who require one or more the NBFS being offered, but who do not have a relationship with a traditional commercial bank enabling that transaction to occur, or who otherwise do not wish to have such a traditional bank relationship or who prefer not to use traditional bank services, or who are uncomfortable in a traditional bank branch setting, and who are a member of the Hispanic or other ethnic minority demographic group.

“Taxes” is defined in Section 5.3 of this Agreement.

“Transaction Card” means a valid and un-expired host based stored value card issued through Competisys, and bearing the symbols of one or more of Discover, MasterCard, Visa or the ATM/POS Networks.

“Transaction Card Program” means a program, described in a Program Schedule, initiated by Competisys pursuant to which Competisys will provide Transaction Cards to its Cardholders.

“Visa” means, individually or collectively, as appropriate, Visa U.S.A. Inc. or Visa International or either of their successors or assigns.

“Web Site” shall mean the electronic, publicly viewable computer screen depictions of Morgan Beaumont System, Morgan Beaumont Content, the Competisys Content and the Competisys Marks.

“Web Site Specifications” shall mean the technical, aesthetic and functional requirements for the Web Site, as set forth in the applicable Program Schedule.

“Wind-Down Period” is defined in Section 13.5 of this Agreement.

1.2          Other Terms. The terms defined in Section 1.1 include the plural as well as the singular. Unless otherwise expressly stated, the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection or other subdivision. The words “include” and “including” shall not be construed as terms of limitation. The word “or” shall mean “and/or” unless the context requires otherwise. The words “day,” “month,” and “year” mean, respectively, calendar day, calendar month and calendar year. Other terms used in this Agreement are defined in the context in which they are used and shall have the meanings there indicated.

2.	PROVISION OF SERVICES

2.1 Company shall offer products and services as described in this Section 2.0 and as described in Schedule C of this Agreement, developed by Company for delivery and sale to end users through the Kiosk, Displays, or Other Digital Platforms, or through such other means as is mutually agreed to by the Parties. Schedule C, describing the Services, may be updated from time to time to reflect additional products and services that are developed and deployed by Company. MBI will offer the following Services to Competisys pursuant to the terms of this Agreement:

2.1.2 Loading or Reloading Value onto a Transaction Card (Non-Kiosk Transactions)

(a) A Cardholder enters a SIRE Network location and submits to the retail location cash that the cardholder wishes to Load on his/her Transaction Card. The cardholder pays the retail location the Load or Reload amount specified and the Load Fee for this transaction.

(b) The retail location accepts the amount of cash the cardholder wishes to load along with the fee to be charged and electronically notifies Company, via computer and or POS equipment via the SIRE Network.

(c) The SIRE Network processes the transaction by transmitting the Load or Reload transaction information to MBI’s centralized secure server that contains the necessary logic to forward the transaction information to the Processor so the Cardholder’s Account can be correctly credited. The Company will transmit such information to the Processor in order to credit the Cardholders Account in real time utilizing a transaction protocol mutually acceptable to Company and Processor for the full value of the Load or Reload. Processor will acknowledge the acceptance or rejection of the loading transaction in real time utilizing a transaction protocol mutually acceptable to Company and Processor. The acknowledgement message will contain reason codes for loading transactions that are rejected. The Company will deposit, on every banking day, the funds collected since the last banking, [funds equal to the aggregate amount of the Funding Payment and the Competisys’ portion of the Load or Reload fees] day into a designated bank account of Competisys. The Load or reload amount and the Competisys’s portion of any fees collected from the Cardholder will be electronically transferred by Company to the Competisys’s Funding Account within two Banking Business Days Such funds transmissions shall be as to all loading transactions that have occurred at or prior to 3:00 P.M. eastern time each banking day since the close of the last banking day.

(d) The Company’s CDC will log all information so that necessary reports can be derived from the transaction logs to provide account management information necessary to allow details of which card BINs, have been loaded with funds.

(e) The timing for cash to be available on the card is immediately following the receipt and acknowledgement by Processor of the transmission of data regarding a valid Load or Reload,

2.1.3 MBI Services Delivered via the Financial Services Kiosk -

MBI will provide NBFS, branded as the Banco el Mago services, utilizing the Company’s SIRE Network, delivered to the consumer via the Kiosk: The Services to be provided under the Banco el Mago financial services platform are to be designed to satisfy the needs of un-banked or under-banked Hispanic immigrants. The Banco el Mago platform, as offered on the Kiosk by the Company, provides customers with quality financial services having a very competitive price structure. The initial core suite of Services, described in greater detail in Schedule C hereto (which may be revised by written agreement of the Parties from time to time), includes the following: (a) accept, read and approve a government or payroll check (may be provided via subcontract to others); (b) apply those funds to a pre-paid cash card account; (c) process applications for and dispense pre-paid cash cards (the non-reloadable card); (d) those who qualify will receive, by mail, the reloadable Banco el Mago pre-paid card; (e) the reloadable card can also have a duplicate repatriation card sent with it, which will enable customers to send money to relatives outside the US; and, (f) customers can use their checks and/or pre-paid cards to pay bills on the kiosk. Follow-on services, to be added to the Banco el Mago platform over time, will help customers build both credit and assets. This will include: (g) an option to report certain transactional activity to credit reporting agencies to build a credit history; (h) savings accounts (using Individual Taxpayer Identification Number instead of Social Security Number); and, (i) lines of credit and mortgages (using ITIN instead of SSN). Loading and Reloading of funds flows in connection with Cardholder Accounts set up on or through the Kiosk shall be handled in generally the same manner as set forth in paragraph 2.1.2 above for non-Kiosk transactions.

2.1.4       Integration of the Services Provided on the Kiosk with the Kiosk and the Kiosk Operating Systems - Integration of the Kiosk platform with the Company network and services shall be undertaken in compliance with the following requirements

(a) The Parties agree that the Kiosk shall be designed and installed so as to enable Company to provide NBFS to customers on the Kiosk. Company will provide Competisys and the Kiosk Provider with all software and other engineering and integration elements to the Kiosk Provider for configuration into the Kiosk under the general direction of Competisys, and shall otherwise cooperate to the extent necessary with the integration requirements necessary to enable the Kiosk to offer the NBFS. All such integration efforts on the part of Company shall be at Company’s own expense. Company shall provide the Kiosk Provider with any licenses necessary to configure the Kiosk as needed for Company to provide the NBFS.

(b) Integration Resources and Support - MBI agrees that it will make the necessary internal MBI resources and manpower available, at its own expense, particularly in the area of information technology and business systems, to provide Competisys (and its contractors, including the supplier of the Kiosks and Displays) with the support and assistance necessary for the integration of the SIRE Network platform and business processes into the Kiosks and Display operating systems as needed to ensure proper functionality of the Financial Services. The resources and manpower and other support to be provided by MBI will include, but may not be limited to, software developers, project managers, systems managers, and other technical and management personnel or consultants. MBI agrees to put forth its best efforts to assist Competisys and its contractors in the integration of their Financial Services platform and functionality into the Kiosk Point of Sale, Software Operating Systems, Business Support Systems, Hardware and associated firmware in support of NBFS to be provided over the Kiosk, and Back Office Systems, and any and all other critical operating components. MBI also agrees to participate and provide the necessary resources to support Competisys in all individual component-based testing as well as end-to-end testing, troubleshooting, and startup commissioning of the Financial Services platform on the Kiosks, Displays, and Other Digital Platforms, as well as other ancillary applications as might be required in order to implement the purposes of this Letter of Intent. The Parties agree that each Party will appoint a single Project Manager to be the single point of contact and responsibility for that Party’s portion of this integration effort, and that the Project Manager may be the same individual as is appointed as that Party’s Authorized Representative to the Operating Committee pursuant to Section 5.0 below.

(c) Change Control/Outages - MBI also agrees to provide Competisys with the latest versions of any and all proprietary or open source code software that is a component of, or otherwise required for proper function of, the Financial Services functionality. If Competisys reasonably determines that any operating system or software patch or upgrade that must be obtained from or through MBI is required for proper function of the Financial Services element of the Program, MBI agrees to put forth its best efforts to provide such to Competisys for use in the Financial Services platform. MBI will work with Competisys and its contractors to test the full impact of any software or operating systems, or changes thereto, prior to introduction into the Financial Services platform, and Competisys may reject the introduction of this software if Competisys, in its sole discretion, decides that it is not in the best interest of the Program or the Financial Services Platform. MBI agrees to provide Competisys with advanced notice of any planned network based outages with MBI’s systems and networks that could in any way negatively impact the operation of the Financial Services Platform. In the event of any unplanned outages, MBI agrees to provide Competisys with notification of the scope of the outage or service degradation as soon as possible, including notifying Competisys of the anticipated time to restore the service to its pre-outage condition.

2.2          Change in Scope of Services. Competisys or MBI may deem it necessary or appropriate from time to time to add other services or increase, reduce, or change the MBI Services under one or more Value Load Transaction Agreements (a “Service Change”). Either Party may make a proposal for a Service Change, whereupon the Parties shall mutually evaluate feasibility, manner and timing for implementation, impact on pricing, impact on performance requirements and all other relevant matters. A Service Change shall not be implemented unless and until the Service Change is approved by both Parties. If the Service Change is approved by the Parties, the Service Change shall be implemented by MBI as expeditiously as possible. An approved Service Change shall be set forth in a written amendment to the applicable Program Schedule, which amendment shall be signed by authorized representatives of the Parties.

2.3	Start-Up.

2.3.1       MBI shall, subject to any applicable approvals of the Associations and Competisys (as required), complete the Start-Up on or before the date that is sixty (60) calendar days from the Effective Date hereof, or on such other date as may be mutually agreed upon by MBI and Competisys (the “Scheduled Start-Up Date”). To the extent that MBI and Competisys mutually agree, the Scheduled Start-Up Date may be modified from time to time prior to Start-Up.

2.3.2       Competisys will (i) use all reasonable resources, including the assignment of adequate personnel to assure timely performance of those functions required of Competisys under the Start-Up, and (ii) cooperate with MBI so as to enable Start-Up to be completed on or before the Scheduled Start-Up Date.

2.3.3       MBI will use all reasonable resources, including the assignment of adequate personnel to assure timely performance of those functions required of MBI under the Start-Up so as to enable Start-Up to be completed on or by the Scheduled Start-Up Date.

2.3.4       Each Party shall be responsible for and pay all costs and expenses incurred by it in connection with the Start-Up.

2.5          Service Standards. MBI represents and warrants that the MBI Services shall be rendered with promptness and diligence and shall be executed in a workmanlike manner, and shall be performed and provided in accordance with applicable and appropriate industry standards and practices or as otherwise provided in the Agreement.

2.6          Reports. MBI shall provide to Competisys the reports described in a Program Schedule at the frequencies provided therein. In addition, from time to time, Competisys may identify additional reports to be generated by MBI and delivered to Competisys on an ad hoc or periodic basis. To the extent MBI must dedicate significant labor or resources to the preparation of additional reports that can only be manually generated or to the implementation of system changes to permit such reports to be electronically generated, Competisys shall reimburse MBI at MBI’s standard time and material rates for costs incurred by MBI in connection therewith.

2.7         Disaster Recovery. MBI shall be responsible for disaster recovery planning for the MBI Services and testing, implementation and execution of a disaster recovery plan. Upon Competisys’s reasonable request, MBI shall make available to Competisys for the purpose of responding to questions concerning MBI’s disaster recovery plan, one or more MBI representatives who are knowledgeable about MBI’s disaster recovery plan, the manner in which it is tested and the manner in which it would be implemented in the event of a disaster. MBI’s disaster recovery plan will (i) address functions and operations of the MBI Services used by Competisys; (ii) specify recovery time frames for functions and operations used by Competisys; (iii) be thoroughly tested at least annually; and (iv) be regularly updated to the extent necessary to correct deficiencies therewith or to remain consistent with industry practices, as reasonably determined by MBI, at MBI’s cost.

2.8	Audit.

2.8.1       MBI Records - MBI shall maintain complete and accurate records of and supporting documentation for all transactions, financial and non-financial, that result from or are created in connection with MBI’s performance of the MBI Services and its other material obligations under this Agreement and that are in sufficient detail to enable the performance of its obligations hereunder to be substantiated (“MBI Records”). With respect to the amounts chargeable to and payments made by Competisys under this Agreement, MBI Records shall be kept in accordance with generally accepted accounting principles applied on a consistent basis. MBI shall retain MBI Records in accordance with this Agreement until the later of (i) the minimum period of time required to meet statutory and regulatory obligations, including, without limitations the Governmental Requirements or Operating Rules, or, in the absence of clear statutory and regulatory minimums, (ii) for a period of five (5) years after creation.

2.8.2

Audits - MBI shall provide to Competisys (and internal and external auditors, inspectors, regulators and other representatives that Competisys may designate from time to time) access at reasonable hours to MBI personnel and to MBI Records and other pertinent information, all to the extent relevant to the performance of MBI’s financial and non-financial obligations under this Agreement and to the extent permitted by applicable Governmental Requirements. Such access shall be provided for the purpose of performing audits and inspections to, without limitation, (i) verify the accuracy and completeness of MBI’s invoices, (ii) examine MBI’s performance of its other financial obligations to Competisys under this Agreement, and (iii) enable Competisys to meet applicable legal, regulatory and contractual requirements. Competisys shall not be entitled to inspect, and MBI shall not be obligated to make available, information relating to MBI’s cost or profit in providing the MBI Services.

2.8.3	Limitations -

(a)

All audits will be performed in a manner so as not to interfere materially and unnecessarily with MBI’s ability to perform MBI Services or to perform its business operations not covered by this Agreement.

(b)           Following any audit, Competisys shall conduct (in the case of an internal audit), or request its external auditors or examiners to conduct, an exit conference with MBI to obtain factual concurrence with issues identified in the review.

2.8.4       Review- MBI and Competisys shall meet to review each audit report promptly after the issuance thereof. MBI will respond to each audit report in writing within thirty (30) days from receipt of such report. MBI and Competisys shall develop and agree upon an action plan to promptly address and resolve any deficiencies, concerns and/or recommendations in such audit report and MBI shall undertake remedial action in accordance with such action plan and the dates specified therein. MBI shall promptly reimburse Competisys for any overpayment identified by such audit report. If such deficiency, concern or recommendation relates to a then-existing obligation of MBI under this Agreement, MBI shall undertake such remedial action at its own expense. If such deficiency, concern or recommendation constitutes a new contract requirement, such remedial action shall be treated as a Service Change under Section 2.2.

2.9 Banco el Mago Branding

Company shall market and promote the Services under the Banco el Mago trade-name being trademarked by Competisys pursuant to the License Agreement. This includes the name on the pre-paid debit or cash cards, stored value cads, or payroll cards, issued as part of the NBFS. Company may request the use of another trade name for the NBFS, subject to the approval of Competisys, which approval may be withheld in the sole discretion of Competisys for any reason, or for no reason at all. The name Banco el Mago, or any other name used in providing NBFS under the Program, shall remain the intellectual property of Competisys.

2.10 Customer Service.

Services will be supported by MBI through branded customer service through 24X7X365 customer support personnel at MBI facilities or subcontracted/outsourced facilities. MBI will provide a toll free number to be used by customers to call customer support. In addition to live customer support, MBI will provide customer support through such tools as Internet based FAQs, e-mail, chat, “Ask the MBI Expert,” and other communications between MBI and customers.

2.11 Customer Use Agreement.

In order to use the Services, each Banco el Mago customer/user will be required to accept (by signing or clicking through) the terms and conditions of a Customer Use Agreement (the “CUA”). Among other things, the CUA contains provisions required by the Association, provisions required in order to comply with applicable state and local law and regulatory requirements, and provisions that prohibit improper customer activities, such as network abuse and fraud. Customers who do not accept the terms and conditions of the CUA will not be allowed to use the Services. Within ten (10) days of the Effective Date hereof, MBI will submit its draft CUA to Competisys for approval, which approval shall not be unreasonably withheld. MBI will revise and update the CUA from time to time as necessary to meet the changing requirements of the Associations, state and federal laws and regulations, and other items, subject to the approval of Competisys, which approval shall not be unreasonably withheld.

3.1	“Section Intentionally blank”

4.	COMPETISYS OBLIGATIONS

4.1         Conditions Precedent to Competisys Obligations. The obligations of Competisys hereunder are conditional upon the following:

4.1.1 Scheduled Startup Date – If MBI has not completed the Startup by the Scheduled Startup Date, through no fault of Competisys or Competisys vendors including the manufacturer of the kiosk, then Competisys shall have the right, in its sole and complete discretion, to terminate this Agreement, and be released from its obligations hereunder, without cost or penalty.

4.2          Cooperation. Competisys will cooperate with MBI in the performance of Competisys’ activities contemplated by this Agreement by, among other things, making available, as reasonably requested by MBI, such volume and other forecasts, updated information, management decisions and approvals that may relate to MBI so that MBI may fulfill its obligations under this Agreement in a timely and efficient manner.

4.3          Competisys Content. Competisys will deliver to MBI, in the format(s) specified by MBI, all Competisys Content that Competisys intends for MBI to incorporate into the Web Site. Competisys shall bear all costs associated with the telecommunications and computer hardware, software and services necessary to generate the Competisys Content and deliver it to MBI.

4.4          Competisys License. Competisys hereby grants to MBI a non-exclusive, royalty free, worldwide license to use the Competisys Content solely in connection with performing the MBI Services described herein and otherwise carrying out its obligations hereunder, including without limitation, the right to distribute, reproduce, create derivative works of, publicly perform, publicly display and digitally perform the Competisys Content in and on the Web Site.

4.5          Competisys Marks. Subject to the terms and conditions of this Agreement, Competisys hereby grants to MBI a limited, non-exclusive, non-sublicenseable, royalty-free, worldwide license to use the Competisys Marks on the Web Site and in other materials which are prepared by MBI in support of Competisys FSK. Competisys may terminate MBI’s right to use the Competisys Marks, in whole or in part, if the usage of such Competisys Marks does not comply with Competisys’s then-current standards for use of such Competisys Marks; provided, Competisys has provided MBI with written notice of such non-compliance and MBI has failed to correct such non-compliance within thirty (30) days following receipt of such notice. Except as set forth above, neither Party may use the other Party’s trademarks, service marks, trade names, logos, or other commercial or product designations for any purpose whatsoever without the prior written consent of the Party owning such marks.

4.6	Exclusivity of Company Products and Services On Kiosks.

Company shall have the right to be the sole and exclusive participant, as a service provider on the Kiosk and as a participant in the Program overall, representing the NBFS Space, and for advertising and promotion NBFS on the Kiosks and Displays.

4.7 Stores and Store Agreements.

Competisys will put forth commercially reasonable efforts to market the Program to MAGA-affiliated retailers and to enter into Store Agreements with Store Owners such that Kiosks can be deployed and Services provided to customers. MBI and Competisys have been informed by MAGA that there are over 100,000 retail locations controlled by MAGA and/or MAGA’s affiliates, and that a substantial number of those retail establishments are interested in participating in the Program. Both MBI and Competisys anticipate that the efforts of Competisys to enter into Store Agreements with Store Owners and deploy Kiosks will give rise to a number of Kiosk deployments that will be sufficient to ensure the success of the Program. However, both MBI and Competisys acknowledge that there is no certain assurance that Competisys will be able to enter into a significant number of Store Agreements, nor is there any certain assurance that such Store Agreements will be under favorable terms and conditions. MBI acknowledges that Competisys can not guarantee that all or, or even any of, the MAGA-affiliated Stores will enter into Store Agreements with Competisys under which Kiosks offering the Services will be located at those Stores. MBI also acknowledges that Competisys can not guarantee that those Stores that do enter into Store Agreements with Competisys will not also retain the right to have other financial services firms (such as banks) offer various financial services in their Stores (such as through an ATM), and that some of those financial services might be competitive with the Services offered by the Company on the Kiosks.

5.	COMPENSATION AND PAYMENT

5.1	Exclusivity Fee.
5.2	Transaction Fees and Expenses.

5.2.1 Schedule of Transaction Fees - MBI will pay Competisys a Transaction Fee every time the Kiosk is used to purchase or otherwise make use of NBFS Services from MBI, and every time a Load or Reload transaction is performed on a point-of-sale basis in any Store in which Competisys has located a Kiosk, Display or Other Digital Platform. The Transactions Fees for the Services are as set forth in the Pricing in Schedule B hereto. Schedule B can be changed from time to time by written mutual agreement of the Parties. The Parties hereto agree to negotiate in good faith to establish the Transaction Fees that will be paid to Competisys for Services that are accessed or used through the El Mago Portal, through any functionality that is established on the Displays, or on the Other Digital Platforms to the extent that it is agreed that such Transaction Fees should be different from those set forth for Services on the Kiosks.

5.2.2       Monthly Payment of Transaction Fees - On or before the tenth (10th) day of each calendar month during the Term of the Agreement, MBI shall: (a) pay Competisys the Transaction Fees payable pursuant to this Section 5.2 by wire transfer pursuant to wire instructions to be provided to MBI by Competisys pursuant to Section 15.2 below; and, (b) shall provide Competisys with such backup and support documentation as is reasonably necessary to confirm that the amount paid by MBI is correct. Competisys shall have the right to audit any such backup and support documentation.

5.2.3       Good Faith Dispute - Competisys shall have ninety (90) days from the receipt of backup and support documentation associated with any payment of Transaction Fees to notify MBI that it disputes all or any portion of such payment. Such notice of dispute shall include reasonable detail as to the basis for the dispute. The Parties agree to attempt to resolve the disputed portion of such Charges as soon as possible in accordance with the applicable dispute resolution procedures of this Agreement.

6.	COVENANTS OF PARTIES

6.1	Compliance With Governmental Requirements and Operating Rules.

6.1.1       MBI shall comply in all material respects with all Governmental Requirements and the Operating Rules which are applicable to MBI’s provision of the MBI Services and MBI’s other responsibilities under this Agreement, including without limitation securing any licenses, permits, registrations or other authorizations from such governmental authorities as MBI may need in order to provide the MBI Services and carry out MBI’s other responsibilities under this Agreement. Competisys shall comply in all material respects with all Governmental Requirements and the Operating Rules which are applicable to Competisys’s business and Competisys’ other responsibilities under this Agreement, including without limitation securing any licenses, permits, registrations or other authorizations from such governmental authorities as Competisys may need in order to issue Transaction Cards to Cardholders and to carry out Competisys’ other responsibilities under this Agreement.

6.1.2       Each Party acknowledges and agrees that it is solely responsible for monitoring legal developments applicable to the operation of its business and operations, and interpreting applicable Governmental Requirements, determining the requirements for compliance with all applicable Governmental Requirements, and maintaining an ongoing compliance program. Neither Party MBIMBI can reasonably be expected to monitor or interpret the Governmental Requirements applicable to the other.

Consequently, Each Party agrees that the other Party has no responsibility to monitor or interpret Governmental Requirements applicable to the other’ business. Neither Party has an obligation or responsibility to monitor or review the practices or actions of the other with respect to any compliance requirement..

6.1.3       MBI shall be entitled to rely upon and use, without verification, any and all information, data and instructions any time submitted to MBI by Competisys having to do with the Cardholder Accounts of Competisys, and MBI shall have no responsibility or liability whatsoever for (i) the accuracy or inaccuracy thereof, (ii) the wording or text authored or submitted by Competisys to MBI, for materials to be prepared or for other purposes, (iii) the wording or text appearing on any forms, Transaction Cards or other materials furnished by Competisys to MBI, or (iv) any non-compliance of such information, data, instruction, wording or text with applicable Governmental Requirements.

6.1.4      MBI acknowledges that Competisys is relying upon the expertise and good faith of MBI in establishing the Banco el Mago NBFS platform as part of the Program, and that Competisys is relying upon the expertise and good faith of MBI in maintaining the quality and competitive pricing of the Services provided under the Program.

6.2          Non-Solicitation. During the term of this Agreement and for twelve (12) months thereafter MBI and Competisys shall not directly or indirectly solicit for employment any person employed then or within the preceding twelve (12) months by the other Party, without the other Party’s consent in writing. The foregoing prohibition does not include general public solicitations for employment.

7.	CONFIDENTIALITY

7.1          Confidential Information. Each of MBI and Competisys acknowledges that the other possesses and will continue to possess information that has been developed or received by it, has commercial value in its business and is not in the public domain. For purposes of this Agreement, “Confidential Information” shall include (a) all information of a Party marked “confidential,” “restricted,” “proprietary” or with a similar designation; (b) in the case of Competisys, in addition to the items specified in (a) above, Competisys Data and business information regarding business planning and operations of Competisys; and (c) in the case of MBI, in addition to the items specified in (a) above, trade secrets, confidential knowledge, know-how, technical information, data or other proprietary information relating to the MBI System (including, without limitation, all source code, object code, software programs, computer processing systems and techniques employed or used by MBI or its Affiliates and any related items such as specifications, layouts, flow charts, manuals, instruction books and programmer, technical and user documentation, and any and all upgrades, enhancements, improvements or modifications to the foregoing); business information regarding business planning and operations of MBI and its Affiliates; and all information regarding MBI’s provision of MBI Services hereunder.

7.2          Obligations. Each Party will use at least the same degree of care, but not less than reasonable care, to prevent disclosing to other persons the Confidential Information of the other Party as it employs to avoid unauthorized disclosure, publication or dissemination of its own information of a similar nature; provided, however, that each Party may disclose such information to its employees, agents, subcontractors and vendors who have a need to know such information and who have been advised by the disclosing Party of the obligation to preserve such information’s confidentiality. The receiving Party shall be responsible for any breach by any such employee, agent, subcontractor or vendor of any such confidentiality obligations. Upon expiration or termination of this Agreement for any reason, each Party shall return promptly to the other Party all Confidential Information in such Party’s possession and certify in writing to the other Party its compliance with this sentence.

7.3          Exclusions. Notwithstanding the foregoing, this Section 6 will not apply to any particular information of a Party that the other Party can demonstrate (a) was, at the time of disclosure to it, in the public domain; (b) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving Party; (c) was in the possession of the receiving Party at the time of disclosure to it without being subject to another confidentiality agreement; (d) was received after disclosure to it from a third party who had a lawful right to disclose such information to it; or (e) was independently developed by the receiving Party without reference to Confidential Information of the furnishing Party. In addition, a Party shall not be considered to have breached its obligations under this Section 6 for disclosing Confidential Information of the other Party (i) as required pursuant to an arbitration proceeding conducted in accordance with Section 11, provided that such disclosure is made in accordance with the approval or at the direction of the Arbitration Panel, or (ii) if in the opinion of such Party’s counsel, such disclosure is required by legal process or pursuant to any applicable statute, rule or regulation, provided that, except with respect to securities laws disclosure obligations, such Party advises the other Party prior to making such disclosure in order that the other Party may object to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other appropriate action to protect the Confidential Information.

7.4          Loss of Confidential Information. In the event of any disclosure or loss of, or inability to account for, any Confidential Information of the furnishing Party, the receiving Party will promptly notify the furnishing Party.

7.5          No Implied Rights. Nothing contained in this Section 6 shall be construed as obligating a Party to disclose any particular Confidential Information to the other Party (except to the extent necessary for the disclosing party to fulfill its duties hereunder), or as granting to or conferring on a Party, expressly or impliedly, any rights or license to the Confidential Information of the other Party, except as otherwise provided herein.

7.6          Publicity. Neither Party will, without the other Party’s prior written consent, use the name, service marks or trademarks of the other Party or any of its Affiliates; provided, however, that (a) MBI may use Competisys as a reference and may indicate to others that Competisys is a user of the MBI System to provide the MBI Services under this Agreement; and (b) Competisys may indicate to others that MBI is the provider of services covered by this Agreement.

7.7          Equitable Remedies. Each Party acknowledges that, if it breaches (or attempts or threatens to breach) its obligations under this Section 7, the other Party will be irreparably harmed. Accordingly, if a court of competent jurisdiction should find that a Party has breached (or attempted or threatened to breach) any such obligations, such Party will not oppose the entry of an appropriate order compelling performance by such Party and restraining it from any further breaches (or attempted or threatened breaches).

7.8          Confidentiality of Agreement. Both Parties agree that the terms and conditions of this Agreement shall be treated as confidential information and that no reference to the terms and conditions of this Agreement or to activities pertaining thereto can be made in any form without the prior written consent of the other party; provided, however, that the general existence of this Agreement shall not be treated as confidential information and that either party may disclose the terms and conditions of this Agreement: (a) as required by any court or other governmental body; (b) as otherwise required by law including MBI’s obligations under applicable securities laws; (c) to legal counsel of the parties; (d) in confidence, to accountants, banks, proposed investors, data processors, and financing sources and their advisors; (e) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or (f) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

7.9	Security of Cardholder Data.

MBI has designed and implemented an Information Security Program that is designed to protect cardholder data in accordance with the Visa/MasterCard Cardholder Information Security Program (“CISP”) requirements. At all times during the term of the Agreement, MBI shall be in compliance with the CISP requirements, as the same may be revised from time to time.

8.	INTELLECTUAL PROPERTY RIGHTS

8.1          Ownership of Intellectual Property Rights. MBI shall be the sole and exclusive owner of all right, title and interest (including, without limitation, all Intellectual Property Rights) in and to the MBI System. Competisys acknowledges that the MBI System constitutes valuable trade secrets of MBI and constitutes Confidential Information subject to Section 6. Nothing in this Agreement shall be deemed to grant to one Party, by implication, estoppel or otherwise, license rights, ownership rights or any other Intellectual Property Rights in any materials owned by the other Party or any Affiliate of the other Party.

8.2          Competisys Data. Competisys shall own all right, title and interest in and to the Competisys Data. Following expiration or termination of this Agreement, MBI shall promptly provide to Competisys a copy of all Competisys Data that it possesses. MBI acknowledges that the Competisys Data constitutes Confidential Information subject to Section 6. MBI may, upon prior written notice to Competisys, retain a copy of the Competisys Data if required to satisfy the Governmental Requirements.

8.3	Materials.

8.3.1      Competisys shall be the sole and exclusive owner of (a) Materials owned by it as of the Effective Date, (b) the Materials developed or created by Competisys or its Affiliates, and their agents and subcontractors, and (c) all enhancements and derivative works of such Materials, regardless of who prepared such enhancements and derivative works, and in what manner such enhancements and derivative works were prepared, including United States and foreign Intellectual Property Rights in such Materials (collectively, the “Competisys Owned Materials”). Competisys grants to MBI a non-exclusive, fully paid-up, non-transferable, limited license, during the Term of this Agreement, to use, execute, reproduce, display, and perform the Competisys Owned Materials in the performance of the MBI Services in accordance with the terms of this Agreement.

8.3.2      MBI shall be the sole and exclusive owner of the (a) Materials owned by it as of the Effective Date, (b) Materials developed by MBI in the course of the performance of its obligations under this Agreement, exclusive of any derivative works prepared by MBI of the Competisys Owned Materials and (c) derivative works of any such Materials which may be developed by MBI in the performance of the MBI Services under this Agreement, including United States and foreign Intellectual Property Rights in such MBI Owned Materials (collectively, the “MBI Owned Materials”). MBI grants to Competisys a non-exclusive, fully paid-up, non-transferable, limited license, during the Term of this Agreement, to use, execute, reproduce, display, and perform the MBI Owned Materials in connection with Competisys’s receipt of the MBI Services, in accordance with the terms of this Agreement.

8.3.3       This Agreement shall not confer upon either Party Intellectual Property Rights in Materials of the other Party (to the extent not covered by this Section 7.3) unless otherwise so provided elsewhere in this Agreement.

8.3.4	General Rights

(a)          Each Party agrees to reproduce copyright legends which appear on any portion of the Materials which may be owned by the other Party.

(b)          Nothing in this Agreement shall restrict any employees or representatives of a Party who retain solely in intangible form after performing the obligations of such Party under this Agreement, general ideas, concepts, know-how, or techniques relating to data processing or network management which either Party, individually or jointly, develops or discloses to such employee or representative while such employee or representative is performing the obligations, or exercising the rights, of a Party under this Agreement, from using such ideas, concepts, know-how, or techniques for the benefit of either Party, except to the extent that such use infringes upon any Intellectual Property Right of a Party or its Affiliates; provided, however, that this Section 7.3(d)(2) shall not be deemed to limit either Party’s obligations under this Agreement with respect to the disclosure or use of Confidential Information.

(c)          Except as expressly specified in this Agreement, nothing in this Agreement shall be deemed to grant to one Party, by implication, estoppel or otherwise, license rights,

ownership rights or any other Intellectual Property Rights in any Materials owned by the other Party or any Affiliate of the other Party.

9.	INSURANCE

Each Party shall obtain and maintain, at its own cost, insurance. These insurance coverages do not create or imply any limitation of liability. The Party which is responsible for obtaining and maintaining certain insurance coverages shall provide the other Party with certificates of such insurance coverages promptly following the date that this Agreement has been executed by both Parties. Each insurance certificate shall provide that the insurance policy shall not be subject to termination without at least thirty (30) days prior written notice to the certificate holder. A Party responsible for obtaining and maintaining property insurance coverage shall use all reasonable efforts to ensure that the policy contains a provision or endorsement which waives the insurance company’s right of subrogation against the other Party and its employees, agents, directors and officers in the event of any loss or damage from events within the coverage of the insurance policy.

10.	LIMITATION OF LIABILITY

10.1        Direct Damages. If a Party shall during the term of this Agreement be liable to the other Party, any Affiliate, any Cardholder, or any other individual or Entity as a result of any disputes, controversies or claims of any kind or nature arising under or in connection with this Agreement or the transactions contemplated hereby (whether any such breaches, disputes, controversies or claims are based upon contract, tort (including negligence) or any other legal theory), all damages from all such breaches, disputes, controversies or claims are limited to actual, direct , out-of-pocket damages and lost revenes or profits, which are reasonably incurred or suffered by the injured Party.

10.2        Consequential Damages Exclusion. It is agreed that in no event, shall a Party be liable to the other Party for consequential, indirect, special, punitive oor damage to good will.

11.	FORCE MAJEURE

11.1 For the purposes of this Agreement, “Force Majeure” shall means any cause or causes beyond the reasonable control of the Party and its agents or employees which causes such party to be unable to perform its obligations hereunder, and which that same party has been unable to overcome by the exercise of reasonable diligence, including but not limited to flood, drought, earthquake, pestilence, lightning and other natural catastrophes, tornado, storm or fire, epidemic, computer viruses, war, riot, civil disturbance and disobedience, strike, labor dispute, third-party breaches (including failure of third party vendors and providers to provide contracted for services and products), and defaults or failures not within the reasonable control of the performing Party, including, but not limited to power outages, telecommunications system failures or defects, action or inaction of legislative, judicial, or regulatory agencies, or other proper authority which may conflict with the terms of this Agreement, or failure, threat of failure of facilities which have been maintained with good practices, or restraint by court order or public, governmental or regulatory authority having jurisdiction prohibiting the Parties from fulfilling its obligations under this Agreement due to such obligations being found illegal or against public interest.

11.2 No Party shall be considered to be in default in the performance of any obligations under this Agreement, (other than the obligation to make payments) when a failure of performance shall be due to an event of Force Majeure, which is defined in Section 11/1 above. No Party shall be relieved of its obligation to perform if such failure is due to causes arising out of its own fault or negligence or due to removable or remediable causes which it fails to remove or remedy within a reasonable time period, or for any economic hardship or impracticability. Any Party rendered unable to fulfill any of its obligations under this

Agreement by reason of an event of Force Majeure shall give prompt written notice of such fact to the other Party and shall continuously use reasonable efforts to remedy the Force Majeure.

MBI

12.	DISPUTE RESOLUTION

12.1       General. Any dispute between the Parties arising under or in connection with this Agreement or any breach of this Agreement (a “Dispute”) shall be resolved solely in accordance with the procedures in this Section 12.

12.2        Efforts to Resolve by Mutual Agreement. Any Dispute arising from or in connection with this Agreement or the relationship of the Parties under this Agreement whether based on contract, tort, common law, equity, statute, regulation, order or otherwise, shall be resolved as follows:

12.2.1     Upon written request of either MBI, on the one hand, or Competisys, on the other hand, the Parties will appoint a designated representative whose task it will be to meet for the purpose of endeavoring to resolve such Dispute.

12.2.2     The designated representatives shall meet as often as the Parties reasonably deem necessary to discuss the problem in an effort to resolve the Dispute without the necessity of any formal proceeding.

12.2.3     Formal proceedings for the resolution of a Dispute may not be commenced until the earlier of: (a) the designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or, (b) the expiration of the thirty (30) day period immediately following the initial request to negotiate the Dispute; provided, however, that this Section 12.2 will not be construed to prevent a Party from instituting formal proceedings earlier to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors or to seek temporary or preliminary injunctive relief pursuant to Section 6.7.

12.3	Arbitration.

Should a dispute arise between the Parties regarding, relating to or arising from this Agreement, then either Party may cause the dispute to be submitted to JAMS/Endispute or its successors (“JAMS”) in Orange County, California before a single arbitrator. No arbitration election by either Party pursuant to this Section shall be effective if made later than the date of filing a responsive pleading following service of a judicial summons and complaint by or upon such Party concerning the dispute. The arbitration shall be conducted in accordance with the rules of practice and procedure of JAMS and otherwise pursuant to the California Arbitration Act (Code of Civil Procedure sections 1280 et seq.) except that each Party shall submit its proposed findings and decision, and the decision of the arbitrator must be confined solely to the selection of one of the Party’s proposed findings and decision, without any modifications or compromise. Judgment upon any award rendered by the arbitrator may be entered by any court having jurisdiction. The prevailing Party in any action or arbitration brought to enforce the terms of this Agreement or arising out of this Agreement may recover its reasonable costs and attorneys’ fees expended in connection with such an action or arbitration from the other Party.

12.4        Equitable Relief. Nothing in Sections 11.0 shall be construed to prevent any Party from seeking from a court a temporary restraining order or other temporary or preliminary relief pending final resolution of a Dispute pursuant to Section 11.0 .

13.	TERM; TERMINATION

13.1        Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of five (5) years or until this Agreement is otherwise terminated as provided below. If, after the first anniversary of the Effective Date, no Program Schedules are then in effect under this Agreement, either Party may terminate this Agreement, without cause, upon sixty (60) days prior written notice to the other Party. Upon completion of the initial five (5) year term of the Agreement, the Agreement shall renew automatically for successive one (1) year periods unless terminated by either Party by giving the other Party sixty (60) days prior written notice.

13.2        Termination for Cause. In the event of a material breach of this Agreement by a Party (the “Breaching Party”), the other Party (the “Non-Breaching Party”) may give written notice of such material breach specifying in reasonable detail the nature of the breach and, if the breach may be cured, the curative action which needs to be taken by the Breaching Party (the “Breach Notice”). If the Breaching Party fails to cure the material breach within thirty (30) days after receipt of the Breach Notice, then the Non-Breaching Party shall have the right to terminate this Agreement or the applicable Program Schedule under which such breach has occurred immediately upon notice; provided, however, that if the Breaching Party has commenced a cure of the breach within such 30 day period after receipt and thereafter diligently and in good faith pursues the completion of such cure, the Non-Breaching Party shall not have the right to terminate this Agreement unless the breach is not fully cured as of sixty (60) days after receipt of the Breach Notice. In addition to the foregoing termination rights, MBI shall have the right, at its election, to terminate this Agreement and all Program Schedules immediately by written notice, or alternatively to suspend further performance of MBI Services without terminating this Agreement, if required by the Associations as a direct result of a material breach or failure to perform by Competisys.

13.3        Insolvency. Except as otherwise provided by law, either Party may terminate this Agreement by written notice to the other Party if one of the Parties (a) commences a voluntary proceeding under any Federal or state bankruptcy, insolvency or reorganization law, or (b) has such a proceeding filed against it and fails to have such proceeding stayed or vacated within thirty (30) days, or (c) upon the end of any such stay, fails to have such involuntary proceeding vacated within ten (10) business days thereafter, or (d) admits the material allegations of any petition in bankruptcy filed against it, or (e) is adjudged bankrupt, or (f) makes a general assignment for the benefit of its creditors, or if a receiver is appointed for all or a substantial portion of such Party’s assets and is not discharged within ten (10) business days after the appointment of the receiver. Any termination of this Agreement pursuant to this Section 12.3 shall be considered to be by reason of anticipatory breach of contract, and such termination shall be without prejudice to any rights the terminating Party may have by reason of such anticipatory breach.

13.4        Termination for Certain Legal Changes. If either Party reasonably concludes that this Agreement cannot be performed without violating applicable Governmental Requirements, or if the application of such Governmental Requirements impose material, additional and reasonably unavoidable costs to be incurred by MBI or Competisys, the Parties will negotiate in good faith to modify this Agreement to the extent necessary to ensure that the Parties will be in full compliance with all applicable Governmental Requirements. If such modifications require material change in MBI Services or MBI’s cost of MBI Services, or material change in Competisys’s obligations or Competisys’s costs of performing Competisys’s obligations, the Parties will negotiate in good faith to make any required change in the Charges specified in this Agreement. If the Parties cannot agree to any required changes, either Party may, by giving written notice to the other Party, terminate this Agreement as of a date specified in such notice, provided that the notice periiod allows reasonable time for winding down of the activities of the Parties hereunder.. In addition, if any governmental authority or third party initiates any action asserting that actions by Parties under this Agreement violates any Governmental Requirements, either Party may, by giving written notice, terminate this Agreement as of a date specified in such notice.

13.5        Transition/Wind-Down Period. Upon termination, subject to approvals from the Associations, MBI will continue to operate and maintain the Transaction Card Program(s), including providing MBI Services, for up to six (6) months following the date of termination (the “Wind-Down Period”) to allow the MBI Services to continue without interruption or adverse effect and to facilitate the orderly transfer of responsibility for the MBI Services to Competisys or its designee. During the Wind-Down Period both MBI and Competisys will continue to be bound by and perform their respective obligations and responsibilities under this Agreement with respect to Transaction Cards, including authorization, processing, and settlement of Transaction Card transactions and corrections thereto, recordkeeping, statement issuance, and customer support. For the Charges specified in the Program Schedule, MBI shall cooperate in good faith and take any and all actions necessary to assist Competisys in the smooth transition of the MBI Services to Competisys or its designee, including by (i) making any and all regulatory filings, and otherwise complying with all applicable Governmental Requirements or Operating Rules, necessary to effect the transition of the MBI Services to Competisys or its designee, and (ii) executing and delivering any and all documents, files, information, data or other materials necessary to effect the transition of the MBI Services to Competisys or its designee. In no event will MBI be required to disclose to any service provider as part of wind-down efforts any Confidential Information of MBI. The terms of this Agreement will govern the provision of MBI Services and the conduct of the Parties during the Wind-Down Period.

13.6 Section 4.1 Termination. Competisys shall have the right to terminate the Agreement pursuant to Section 4.1 above.

14.	INDEMNIFICATION

14.1	MBI Indemnity.

14.1.1     MBI shall indemnify, defend, and hold harmless Competisys and its representatives, successors and permitted assigns from and against any and all claims made or threatened by any third party and all related losses, expenses, damages, costs and liabilities, including reasonable attorneys’ fees and expenses incurred in investigation or defense, regardless of the theory of liability or the nature of the legal proceeding (“Damages”), to the extent such Damages arise out of or relate to the following: (i) any negligent act or omission by MBI, its representatives or any subcontractor engaged by MBI in the performance of MBI’s obligations under this Agreement; or (ii) any material breach in a representation, covenant or obligation of MBI contained in this Agreement.

14.1.2     MBI shall indemnify, defend and hold Competisys harmless from and against any and all claims made or threatened by any third party and all related Damages incurred by Competisys on account of such third party’s claim of infringement or misappropriation resulting from Competisys’s use of the MBI System or MBI Content (excluding Competisys Content or Competisys Marks) of any valid U.S. patent, copyright, trademark, trade secret or other Intellectual Property Right. The foregoing obligation does not apply with respect to the MBI System, MBI Content, or portions or components thereof or services (i) not supplied by MBI (e.g. third party software, services, telecommunications or technology); or (ii) that are combined with other products, processes or materials not supplied by MBI where the alleged infringement relates to such combination. MBI shall also not have any obligation with respect to further damages arising from Competisys’s continued use of infringing intellectual property after MBI has provided and implemented modifications to the MBI System or MBI Content, as applicable, that do not continue to infringe upon or misappropriate the third party’s claimed rights, and MBI has notified Competisys in writing that the purpose of the modification is to avoid further infringement or misappropriation. In the event such a claim by a third partyMBI causes Competisys’s quiet enjoyment and use of the MBI System or MBI Content to be seriously endangered or disrupted, or if either party reasonably believes that such is likely, MBI will, at its option, do one of the following: (i) replace the MBI System or MBI Content, without additional charge, with a compatible, functionally equivalent and non-infringing system; (ii) modify the MBI System or MBI Content to avoid the infringement; (iii) obtain a license to continue use of the MBI System or MBI Content for the term of this Agreement and pay any additional fees required for such a license; or (iv) if none of the foregoing alternatives are practical, in MBI’s business judgment, indemnify Competisys as set forth above and terminate the affected

Program Schedules for convenience. The foregoing sets forth MBI’s exclusive liability and Competisys’s exclusive remedies with respect to claims for infringement.

14.2        Competisys Indemnity. Competisys shall indemnify, defend, and hold harmless MBI and its representatives, successors and permitted assigns from and against any and all claims made or threatened by any third party and all related Damages, to the extent such Damages arise out of or relate to the following: (a) any negligent act or omission by Competisys, or its representatives in the performance of Competisys’s obligations under this Agreement; (b) any material breach in a representation, covenant or obligation of Competisys contained in this Agreement; or (c) any claims that the Competisys Content or Competisys Marks or the use, reproduction or modification of the Competisys Content or Competisys Marks as permitted by this Agreement, has violated, misappropriated or infringed the Intellectual Property Rights of any third party.

14.3        Mutual Indemnity. MBI and Competisys each agree to indemnify, defend and hold harmless the other, and their respective Affiliates, officers, directors, employees, agents, successors, and assigns, from any and all Damages and threatened Damages to the extent they arise from or in connection with any of the following third party claims (excluding, in the case of Competisys, claims by Affiliates, and, in the case of MBI, claims by subcontractors, third party contractors and suppliers used by MBI in providing the MBI Services): (a) the death or bodily injury of any agent, employee, customer, business invitee, business visitor or other person caused by the negligence or other tortious conduct of the indemnitor; (b) the damage, loss or destruction of any real or tangible personal property caused by the negligence or other tortious conduct of the indemnitor; and (c) any claim, demand, charge, action, cause of action, or other proceeding asserted against the indemnitee but resulting from an act or omission of the indemnitor in its capacity as an employer or potential employer of a person.

14.4        Indemnification Procedure. In the event a claim by a third party for which indemnification may be available under this Agreement is made or filed against a Party or any Entity, the Party against which the claim, suit or proceeding is made (the “Indemnified Party”), shall promptly notify the other Party (the “Indemnifying Party”) in writing of the claim, suit or proceeding. The Indemnifying Party, within thirty (30) days, or such shorter period as is required to avoid any prejudice in the claim, suit or proceeding, after the notice, may elect to defend, compromise, or settle the third party claim, suit or proceeding at its expense. In any third party claim, suit or proceeding which the Indemnifying Party has elected to defend, compromise or settle, the Indemnifying Party shall not after the election be responsible for the expenses, including counsel fees, of the Indemnified Party but the Indemnified Party may participate therein and retain counsel at its own expense. In any third party claim, suit or proceeding the defense of which the Indemnifying Party shall have assumed, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the consent of the Indemnifying Party and the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement affecting the Indemnified Party to the extent that the judgment or settlement involves more than the payment of money without the written consent of the Indemnified Party. The Indemnified Party shall provide to the Indemnifying Party all information, assistance and authority reasonably requested in order to evaluate any third party claim, suit or proceeding and effect any defense, compromise or settlement.

14.5        Limitation on Claims. Any claim for indemnification under this Agreement must be made prior to the earlier of: (a) two years after the Party claiming indemnification becomes aware of the event for which indemnification is claimed, or (b) seven years after the earlier of the termination of this Agreement or the expiration of the term of this Agreement.

15.	GENERAL

15.1       Independent Contractor Relationship. MBI is serving as an independent contractor to Competisys under this Agreement. Nothing in this Agreement shall be deemed or construed to create the relationship of partnership or joint venture between the Parties, it being understood that neither the method of computing compensation nor any other provision contained in this Agreement shall be deemed to create any relationship between the Parties other than the relationship of independent parties contracting for services. Neither Party has, and shall not hold itself out as having, any authority to enter into any contract or create any obligation or liability on behalf of, in the name of, or binding upon the other Party.

15.2       Notices. Any notices to be given hereunder to any other Party, including any notice of a change of address, shall be in writing and shall be deemed validly given if (a) delivered personally, (b) sent by overnight or second day express delivery service. (c) sent by registered or certified mail, postage prepaid, return receipt requested, or (d) sent by confirmed facsimile, as follows:

For MBI: MORGAN BEAUMONT, INC. Mr. Erik Jensen President 6015 31 St East Bradenton, FL 34203 Phone: Fax: 323.227.6935 Email:	And a Copy for MBI to:	And a 2nd Copy for MBI to:
For Competisys:	And a Copy for Competisys to:	And a 2nd Copy for Competisys to:

All such notices shall be deemed given on the date of actual receipt by the addressee if delivered personally, on the date of deposit with the express delivery service or the postal authorities if sent in either such manner, on the date of the facsimile confirmation if sent in such manner, and on the date of actual receipt by the addressee if delivered in any other manner.

15.3        Schedules and Attachments. Immediately following the signature page is a list of Schedules which have been attached to this Agreement before execution and are hereby incorporated by reference. Following execution of this Agreement, certain additional Schedules and attachments may be expressly agreed upon by the Parties pursuant to the provisions of this Agreement whereupon such exhibits or attachments shall become part of this Agreement and incorporated by reference. References in this Agreement to a “Schedule” means an exhibit to this Agreement and all attachments thereto unless otherwise provided.

15.4       Resolution of Conflict Between Documents. In the event of any conflict between the terms of this Agreement and any Schedule, this Agreement shall control the Parties’ rights and obligations except where this Agreement has been expressly amended in such Schedule. In the event of any conflict between the terms of any Schedule and an attachment to such Schedule, the Schedule shall control the Parties’ rights and obligations except where the Schedule has been expressly amended in such attachment.

15.5        Assignment. Each Party shall have the right to assign this Agreement to an Affiliate of such Party as well as to any successor to a substantial part of the business or assets of such Party; provided that any such assignment shall not relieve the assigning Party of its obligations under this Agreement. MBI shall have the right to utilize the services of subcontractors in performing the MBI Services, provided that MBI shall retain responsibility under this Agreement for all subcontracted MBI Services. Competisys shall have the right to utilize the services of subcontractors in performing the Competisys Services, provided that Competisys shall retain responsibility under this Agreement for all subcontracted Competisys Services. The term “Affiliate” means an entity controlling, controlled by, or under common control with the specified Party, with control meaning (a) owning directly or indirectly more than 50% of the outstanding voting equity interests of an entity or (b) having the right directly or indirectly to appoint a majority of members of the board or other body which directs the management and policies of an entity.

15.6       Amendment or Waiver. No amendment or modification of this Agreement shall be valid unless it is in writing and signed by both Parties. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the Party who is asserted to have made the waiver; any waiver of a breach or observance of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

15.7       Headings; Captions.         The headings and captions of this Agreement are included for convenience only and shall not be considered in construction of the provisions hereof.

15.8       Governing Law. This Agreement shall be governed by the laws of the State of California without regard to its conflicts of laws principles. Subject to the dispute resolution procedures in this Agreement, all legal proceedings relating to the subject matter of this Agreement shall be maintained in the federal courts sitting in the State of California (or in the state courts sitting in the State of California if federal court jurisdiction is not available) and each Party consents that jurisdiction and venue for any such legal proceedings shall lie exclusively with such courts.

15.9       Survival. The provisions of Sections 4.2, 4.3, 4.4, 5, 6, 7, 9, 11, , 13,and 14.0 shall survive any expiration or termination of this Agreement.

15.10     Severability. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the remainder of this Agreement, which shall be construed as if such invalid or unenforceable provision had never been a part of this Agreement but in a manner so as to carry out as nearly as possible the Parties’ original intent.

15.11     Binding Effect. This Agreement shall be binding upon and shall benefit the Parties and their respective successors and permitted assigns.

15.12	No Third Party Beneficiaries. There are no third Party beneficiaries of this Agreement.

15.13     Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

15.14     Entire Agreement. This Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof and supersedes any letters of intent, memorandums of understanding, confidentiality agreements, and other agreements and communications, oral or written, between the Parties regarding such subject matter.

IN WITNESS WHEREOF, the Parties hereto have caused this Services Agreement to be duly executed and delivered by their respective officers thereto duly authorized, all as of the day and year first above written.

	MORGAN BEAUMONT, INC.:		COMPETISYS CORPORATION:
By:	/s/ Erik Jensen Erik Jensen President and Chief Operating Officer	By:	/s/ William C. Prentice William C. Prentice Chairman and Chief Executive Officer

SCHEDULE A

TO THE JUNE 8, 2006

FINANCIAL SERVICES AGREEMENT BETWEEN

MORGAN BEAUMONT, INC. AND COMPETISYS CORPORATION

FORM OF

PROGRAM SCHEDULE

This Program Schedule (the “Program Schedule”) is entered into this 8 day of June 2006, by and between MORGAN BEAUMONT, INC., a Nevada corporation (“MBI”), COMPETISYS , a California corporation (“Competisys”), in accordance with the terms of the Services Agreement among the Parties dated June 8, 2006 , 2006 (the “Agreement”).

1.0	Overview Summary: MBI will offer value load services on the Kiosk using the SIRE Network transaction platform for the pre-paid card products sold through the Program in the Distributor Retail Network.

2.0

MBI Services Description: MBI will provide necessary development and provisioning on the SIRE Network to integrate the SIRE Network with the Kiosk so the Discover Card Products can be purchased by consumers and have value loaded on them at any of the Kiosk devices located in the Distributor Retail Network retail locations.

3.0	In no event shall MBI be liable to any person for any damages caused by fraudulent use of the card products.
4.0	Scheduled Start Up Date. The Scheduled Start Up Date for Services under this Program Schedule is ___________,2006.

IN WITNESS WHEREOF, pursuant and in accordance with the Services Agreement between the Parties, the Parties have executed this Program Schedule as of June 8, 2006.

COMPETISYS CORPORATION

By: /s/ William C. Prentice

Title: Chairman and Chief Executive Officer

MORGAN BEAUMONT, INC.

By: /s/ Erik Jensen

Title: President and Chief Operating Officer

SCHEDULE B

TO THE JUNE 8, 2006

FINANCIAL SERVICES AGREEMENT BETWEEN

MORGAN BEAUMONT, INC. AND COMPETISYS CORPORATION

FEE AND COMMISSION SCHEDULE

MBI shall pay commissions, under the terms outlined in this Agreement, to Distributor for the following fees charged to consumers using the Discover Stored Value Card Products sold in the Kiosk devices located in the Distributor Retail Network of stores.

SCHEDULE C

TO THE JUNE 8, 2006

FINANCIAL SERVICES AGREEMENT BETWEEN

MORGAN BEAUMONT, INC. AND COMPETISYS CORPORATION

DESCRIPTION OF PRODUCTS AND SERVICES